Exhibit (p)(3)


                               H. M. PAYSON & CO.
                                 Code of Ethics

                             Effective March 1, 2000

                           (as amended August 1, 2000)

1.       INTRODUCTION

     The Board of Directors of H.M. Payson & Co. (Payson) have approved and adopted the AIMR Code of Ethics. Additionally, the Board has adopted this Code of Ethics ("Code").

     This Code establishes standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the firm and its clients may abuse their fiduciary duties to the clients.

2.       POLICY STATEMENT

     The firm recognizes its fiduciary duties to (1) place the interests of its clients first; (2) require that all personal securities transactions be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and (3) uphold fundamental standards that investment company personnel should not take inappropriate advantage of their positions. Payson forbids any Access Person or Investment Person from engaging in any conduct that is contrary to this Code.

3.       DEFINITIONS

     (a) Access Person means each Managing Director or Portfolio Manager of Payson, and any other employee who in connection with his or her regular duties, makes or participates in making investment recommendations to any client or obtains information concerning recommendations on Covered Securities being made by Payson to any client.

     (b) Act means the Investment Company Act of 1940, as amended. ---

     (c) Investment Person means

          (i) any employee who makes or participates in making investment recommendations for use by portfolio managers in client accounts; or ------

          (ii) any individual who controls Payson and who obtains information concerning recommendations made to any client regarding the purchase or sale of securities by the client.

     (d) being considered for purchase or sale means, with respect to a security, when a recommendation to purchase or sell that security has been communicated and, with respect to the person making the recommendation, when that person seriously considers making the recommendation.

     (e) beneficial owner shall have the same meaning as that set forth in Rule 16a-1(a) under the Securities Exchange Act of 1934, as amended, except that the determination of direct or indirect beneficial ownership shall apply to all covered securities which an access person owns or has acquired. A beneficial owner of a security is any person who, directly or indirectly,

          (i) through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power (including the power to direct voting) or investment power (including the power to direct a disposition) in the security or

          (ii) through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest (the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities) in a security.

     (f)  client  shall  mean  any  individual,   trust,   investment   company,
corporation, or other organization to which Payson, or its Investment Persons or Access Persons, serve as either investment adviser or trustee.

     (g) control shall mean the power to exercise a controlling influence over the management or policies of a company, unless this power is solely the result of an official position with the company. Ownership of 25% or more of a company's outstanding voting securities is presumed to give the holder thereof control over the company. This presumption may be rebutted by the Review Officer based upon the facts and circumstances of a given situation.

     (h) Covered Security shall mean a "security" as defined in Section
2(a)(36) of the Act; provided, however, that the term security shall not include:

          (i)  direct obligations of the Government of the United States;

          (ii) bankers' acceptances and bank certificates of deposit;

          (iii)commercial paper and debt instruments with a maturity at issuance of less than 366 days and that are rated in one of the two highest rating categories by a nationally recognized statistical rating organization;

          (iv) repurchase agreements covering any of the foregoing; and

          (v)  shares of registered open-end investment companies.

     (i) purchase or sale includes, among other things, the writing of an option to purchase or sell a covered security. ----------------

     (j) security held or to be acquired means: --------------------------------

               (i) any Covered Security which, within the most recent 15 days is or has been held by any mutual fund to which Payson serves as investment adviser or is being or has been considered by the applicable mutual fund or Payson for purchase by the applicable mutual fund or its other clients; and

               (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

4.       WHO IS COVERED BY THIS CODE

         All Access Persons and Investment Persons as listed on Appendix A.
             --------------     ------------------

5.       PROHIBITED TRANSACTIONS

          (a) Prohibition Against Fraudulent Conduct. It is unlawful for Access Persons and Investment Persons to use any information concerning a security held or to be acquired, or their ability to influence any investment decisions, for personal gain or in a manner detrimental to the interests of a client. In addition, they shall not, directly or indirectly:

               (i) employ any device, scheme or artifice to defraud a client or engage in any manipulative practice with respect to a ------ client; ------

               (ii) make to a client, any untrue statement of a material fact or omit to state to a client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; or

               (iii)engage in any act,  practice,  or course  of  business  that operates or would operate as a fraud or deceit upon a client.

          (b) Blackout Period. Access Persons and Investment Persons shall not purchase or sell a Covered Security in an account over which they have direct or indirect influence or control on a day during which they know or should have known that any client has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn.


          Existing client orders which are placed at limit prices which are more than $1.00 per share away from the current market price will not be considered as pending client orders for purposes of this blackout period, provided that the purchase or sale by the Access Person or Investment Person is in the amount of $15,000 or less in any common stock having a market capitalization of $1 billion or more; or is in the amount of $5,000 or less in any common stock having a market capitalization between $500 million and $1 billion. The Review Officer may grant an exception from this section to permit an Access Person or Investment Person whose proposed trade exceeds the dollar limits set forth in the previous sentence to trade in securities that are the subject of a client limit order that is more than $1.00 away from the current market price if the Review Officer determines that the proposed trade would not adversely affect the client's order. The Review Officer shall make a written record of any exception granted under this Section.


          (c) Investment Personnel Blackout Period. No Investment Person shall purchase or sell a Covered Security within five calendar days before or five calendar days after he or she changes the rating on the security to either a buy or a sell recommendation. Additionally, any Investment Person who is primarily responsible for the management of any mutual fund to which Payson serves as investment adviser, shall not purchase or sell any Covered Security within five calendar days before or five calendar days after the day in which the mutual fund trades the security. Any profits realized on trades within this proscribed period shall be disgorged.

          (d) Restricted List. Payson shall maintain a restricted securities list. Upon the issuance of a purchase or sale recommendation of a particular security by the Payson research department, the security will be added to the restricted list. The security shall remain on the restricted list for a period of five days following the recommendation. All Payson employees, including all Access Persons and Investment Persons, are prohibited from trading in securities on the restricted list in their own accounts or in those in which they have a beneficial interest.

          (e) Blackout Period and Restricted List Exclusions and Definitions. The following transactions shall not be prohibited by this Code and are not subject to the limitations of Sections 5(b), (c), and (d):

               (i) purchases or sales over which you have no direct or indirect influence or control (for this purpose, you are deemed to have direct or indirect influence or control over the accounts of a spouse, minor children and relatives residing in your home);

               (ii) purchases   that   are   part  of  an   automatic   dividend
                    reinvestment plan;

               (iii)purchases  or sales which are  non-volitional  on your part;
                    and

               (iv) purchases  effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

               (v) purchases or sales in the amount of $15,000 or less in any common stock having a market capitalization of $1 billion or more; or purchases or sales in the amount of $5,000 or less in any common stock having a market capitalization between $500 million and $1 billion.

         For purposes of Sections 5(b), (c), and (d), and subject to Section 5(g) below, the (i) common stock and any fixed income security of an issuer shall not be deemed to be the same security and (ii) non-convertible preferred stock of an issuer shall be deemed to be the same security as the fixed income securities of that issuer; and (iii) convertible preferred stock shall be deemed to be the same security as both the common stock and fixed income securities of that issuer.

          (f) Requirement for Pre-clearance. Access Persons and Investment Persons must obtain prior written approval from the designated Review Officer before:

               (i) directly or indirectly acquiring securities in purchasing an initial public offering for which no public market in the same or similar securities of the issue has previously existed; and

               (ii) directly or  indirectly  acquiring  securities  in a private placement. In determining whether to pre-clear the transaction, the Review Officer designated under Section 7 shall consider, among other factors, whether the investment opportunity should be reserved for a client, and whether such opportunity is being offered to the Investment Personnel by virtue of their position with the client or any mutual fund.

         Any Access Person or Investment Person who has taken a personal position through a private placement will be under an affirmative obligation to disclose that position in writing to the Review Officer if they play a material role in ant client's subsequent investment decision regarding the same issuer; this separate disclosure must be made even though the Investment Person has previously disclosed the ownership of the privately placed security in compliance with the Pre-clearance requirements of this section. Once disclosure is given, an independent review of the client's investment decision will be made.

          (g) Other Prohibited Transactions. Access Persons and Investment Persons shall not: -------------- ------------------

               (i) induce or cause a client to take action or to fail to take action, for the personal benefit of the Access Person or Investment Person rather than for the benefit of the client;

               (ii) accept  anything other than of de minimis value or any other preferential treatment from any broker-dealer or other entity with which a client does business;

               (iii)establish  or maintain an account at a  broker-dealer,  bank or other entity through which securities transactions may be effected without written notice to the designated Review Officer prior to establishing such an account;

               (iv) use knowledge of portfolio  transactions of a client for the personal benefit of the Access Person or Investment ------ ------------- ---------- Person or persons other than the client; ------ ------

               (v) violate the anti-fraud provisions of the federal or state securities laws; (vi) serve on the boards of directors of publicly traded companies, absent prior authorization based upon a determination by the Review Officer that the board service would be consistent with the interests of all clients including any mutual funds to which Payson serves as investment adviser and its shareholders.

          (h) Undue Influence. Access Persons and Investment Persons shall not cause or attempt to cause any client to purchase, sell or hold any security in a manner calculated to create any personal benefit to the Access Person or Investment Person. They shall not recommend any securities transactions for a client without having disclosed (through reports in accordance with Section 6, Pre-clearance in accordance with Section 5(e), or otherwise) their interest, if any, in such securities or the issuer thereof, including, without limitation, (i) their beneficial ownership of any securities of such issuer, (ii) any position with such issuer or its affiliates and (iii) any present or proposed business relationship between them (or any party in which they have a significant interest) and such issuer or its affiliates.

          (i) Corporate Opportunities. Access Persons and Investment Persons shall not take personal advantage of any opportunity -------------- ------------------ properly belonging to a client. ------

          (j) Confidentiality. Except as required in the normal course of carrying out their business responsibilities, Access Persons and Investment Persons shall not reveal information relating to the investment intentions or activities of any client, or securities that are being considered for purchase or sale on behalf of any client.

6.       REPORTING REQUIREMENTS

          (a) Reporting. Access Persons and Investment Persons must report the information described in this Section with respect to transactions in any Covered Security in which they have, or by reason of such transaction acquire, any direct or indirect beneficial ownership. They must report to the designated Review Officer, and may also be required by a mutual fund, pursuant to a Code of Ethics adopted by the mutual fund, to report to the mutual fund or another person.

          (b) Exclusions from Reporting. Purchases or sales in Covered Securities in an account in which an Access Person or Investment Person has no direct or indirect influence or control are not subject to the reporting requirements of this Section.

          (c) Form of Reporting. Each Access Person and Investment Person shall have directed to the Review Officer duplicate broker trade confirmations on all security transactions and duplicate monthly statements for all securities accounts in which they have a beneficial interest. For accounts that are carried by Payson, duplicate trade confirmations are required, but duplicate monthly statements are not required. The Review Officer may use the internal systems of Payson to determine holdings of any Access Person or Investment Personnel.

          (d) Initial Holding Reports. No later than ten (10) days after you become subject to this Code as set forth in Section 4, you must report the following information:

               (i) the title, number of shares and principal amount of each Covered Security (whether or not publicly traded) in which you have any direct or indirect beneficial ownership as of the date you became subject to this Code;

               (ii) the  name of any  broker,  dealer  or  bank  with  whom  you maintained an account in which any securities were held for your direct or indirect benefit as of the date you became subject to this Code; and

               (iii) the date that the report is submitted.

          (e) Annual Reports. At least once each year, each Access Person and Investment Person will be asked to verify the firm's listing of accounts in which the person has a beneficial interest. The verification must include the name of any broker, dealer or bank with whom you maintain an account in which any securities are held for your direct or indirect benefit; and the account number.

          (f) Certification of Compliance. You are required to certify annually that you have read and understood the Code and recognize that you are subject to the Code. Further, you are required to certify annually that you have complied with all the requirements of the Code and you have disclosed or reported all personal securities transactions pursuant to the requirements of the Code.

          (g) Account Opening Procedures. You shall provide written notice to the Review Officer prior to opening any account with any entity through which a Covered Securities transaction may be effected. In addition, you will promptly:

               (i) provide full access to a mutual fund, its agents and attorneys to any and all records and documents which a mutual fund considers relevant to any securities transactions or other matters subject to the Code;

               (ii) cooperate  with a mutual fund, or its agents and  attorneys, in investigating any securities transactions or other matter subject to the Code;

               (iii)provide a mutual  fund,  its  agents and  attorneys  with an explanation (in writing if requested) of the facts and circumstances surrounding any securities transaction or other matter subject to the Code; and

               (iv) promptly notify the Review Officer or such other  individual as a mutual fund may direct, in writing, from time to time, of any incident of noncompliance with the Code by anyone subject to this Code.

7.       REVIEW OFFICER

          (a) Duties of Review Officer. The Compliance Officer of Payson is designated as the Review Officer and he or his designee must:

               (i)  review all securities transaction  confirmations and monthly
                    statements   and  shall   maintain   the  names  of  persons
                    responsible for reviewing these reports;

               (ii) identify  all persons  subject to this Code who are required to make these reports and promptly inform each person of the requirements of this Code;

               (iii)maintain a signed  acknowledgment by each person who is then subject to this Code, in the form of Attachment A;

          (b) Potential Trade Conflict. When there appears to be a transaction that conflicts with the Code, the Review Officer shall request a written explanation of the person's transaction. If after post-trade review, it is determined that there has been a violation of the Code, a report will be made by the designated Review Officer to the Board of Directors of Payson and any mutual fund's Board of Trustees (or Directors).

          (c) Required Records. The Review Officer shall maintain and cause to be maintained:

               (i) a copy of any code of ethics adopted by Payson which has been in effect during the previous five (5) years in an easily accessible place;

               (ii) a record of any violation of any code of ethics,  and of any action taken as a result of such violation, in an easily accessible place for at least five (5) years after the end of the fiscal year in which the violation occurs;

               (iii)a copy of each  report  made by anyone  subject to this Code as required by Section 6 for at least five (5) years after the end of the fiscal year in which the report is made, the first two (2) years in an easily accessible place;

               (iv) a list of all persons who are, or within the past five years have been, required to make reports or who were responsible for reviewing these reports pursuant to any code of ethics adopted by Payson, in an easily accessible place;

               (v) a copy of each written report and certification required pursuant to Section 7(e) of this Code for at least five (5) years after the end of the fiscal year in which it is made, the first two (2) years in an easily accessible place; and


               (vi) a record of any  decision,  and the reasons  supporting  the decision, approving the acquisition by any Access Person or Investment Person of securities under Sections 5(b) or 5(f) of this Code, for at least five (5) years after the end of the fiscal year in which the approval is granted.


          (d)   Post-Trade   Review   Process.   Following   receipt   of  trade
     confirmations and statements, all transactions will be reviewed for the following potential violations:

               (i) mutual fund trade related violations: transactions by Investment Personnel who directly manage a mutual fund portfolio to which Payson serves as investment adviser and occurring within five calendar days before or five calendar days after any mutual fund, for which the Investment Personnel initiates or participates in initiating the transaction, trades in that security.

               (ii) restricted list  violations:  transactions by Access Persons or Investment Personnel involving a security on the -------------- -------------------- Payson restricted list.

               (iii)research  department  violations:  transactions  by research analysts (Investment Personnel) within five days before or five days after their rating on a security is changed to buy or sell.

               (iv) blackout period  violations:  transactions by Access Persons or Investment Persons in violation of the blackout period -------------- ------------------ provision of section 5(b).

               (v) other activities: transactions which may give the appearance that an Access Person or Investment Personnel has executed transactions not in accordance with this Code, particularly those that give any appearance of front running.

          (e) Submission to the mutual fund Board and Payson Board of Directors. The Review Officer shall annually prepare a written report to the Board of Trustees (or Directors) of any mutual fund to which Payson serves as investment adviser and to the Payson Board of Directors that:

               (i) describes any issues under this Code or its procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

               (ii) certifies  that the firm has adopted  procedures  reasonably necessary to prevent Access Persons and Investment Personnel from violating this Code.

                                H.M. PAYSON & CO.

                                 Code of Ethics

                                  ATTACHMENT B

                                 ACKNOWLEDGMENT

I understand that I am subject to H.M. Payson & Co.'s Code of Ethics. I have read and I understand the H.M. Payson & Co. Code of Ethics, as adopted by H.M. Payson & Co. [DATE] and will comply with it in all respects. In addition, I certify that I have complied with the requirements of the Code of Ethics and I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.




             Signature                                                      Date



             Printed Name

             This form must be completed and returned to

            H.M. Payson & Co.'s Compliance Officer, John C. Downing: